EXHIBIT 10f
NOTICE OF GRANT OF
RESTRICTED STOCK UNITS
UNDER THE BRISTOL-MYERS SQUIBB COMPANY
2021 STOCK AWARD AND INCENTIVE PLAN
2025 Restricted Stock Units Award
BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), has granted to you an award of Restricted Stock Units (such units, “RSUs”; such award, “Award”) under the 2021 Stock Award and Incentive Plan (the “Plan”), as described in this Notice of Grant, subject to the terms and conditions of the Restricted Stock Units Agreement (including this Notice of Grant, Addendum A and Addendum B, the “Agreement”), the Plan, and the Prospectus (which summarizes various aspects of the Plan, including your risk in participating in the Plan, restrictions on resales of delivered shares, federal income tax consequences, and other Plan information). The terms and conditions of the Plan and the Prospectus are hereby incorporated by reference into and made a part of this Agreement. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan and in the Prospectus.
NOTICE OF GRANT

Name of Grantee (“Grantee,” “you,” or “your”)	[Name]
Number of RSUs	[Number]
Award Date	[Date Award Granted]
Vesting Schedule
The RSUs will vest on the schedule below, subject to your continuous employment with the Company and/or its subsidiaries through the applicable vesting date (the “Vesting Date”). Upon the termination of your employment with the Company and its subsidiaries, unless expressly provided otherwise in Section 2, all remaining unvested RSUs shall be immediately forfeited.

[First Anniversary of Award Date]        [# of Shares]

Post-Vest Holding Period	Two-year period commencing on the date that shares of Common Stock (as that term is defined below), if any, are delivered to you in respect of vested RSUs.

One-Year Cliff RSU Agreement

2025 RESTRICTED STOCK UNITS AWARD AGREEMENT
1.RESTRICTED STOCK UNITS AWARD
The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has approved the grant of your Award as of the Award Date, subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”) or, at the discretion of the Company, the cash equivalent thereof (subject to any tax withholding as described in Section 4). In the event that the Company settles the RSUs in cash, all references in this Agreement to deliveries of shares of Common Stock will include such payments of cash.
As consideration for grant of this Award, you shall remain in the continuous employment of the Company and/or its subsidiaries for the entire Restricted Period (as that term is defined below) or such lesser period as the Committee shall determine in its sole discretion, and no RSUs shall be delivered until after the completion of such Restricted Period or lesser period of employment by you (except as set forth in Section 2 hereof, as applicable). In addition, you shall remain in compliance with the covenants set forth in Section 3 (Non-Competition and Non-Solicitation Agreement) hereof for the applicable periods specified therein and hereby acknowledge and agree that Section 2 and Section 3 of this Agreement will apply during the Restricted Period, as described herein, and the Post-Vest Holding Period, as described in the Notice of Grant, notwithstanding anything to the contrary. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any other monetary consideration.
2.RESTRICTIONS, FORFEITURES, AND SETTLEMENT
Except as otherwise provided in this Section 2, each RSU shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until the date such RSU has become vested such that there are no longer any RSUs that may become potentially vested (the “Restricted Period”). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company for the entire Restricted Period as described herein, subject to the provisions of this Section 2. Assuming satisfaction of such employment conditions, your Award shall vest pursuant to the Vesting Schedule specified in the Notice of Grant, provided that all shares of Common Stock delivered in respect of vested RSUs (net of any shares withheld or sold for taxes) in accordance with Section 2(b) shall be subject to the Post-Vest Holding Period, and during such Post-Vest Holding Period, you may not Transfer (as defined below) any of the shares of Common Stock delivered to you in respect of the vested RSUs. Vesting does not mean that you have a non-forfeitable right to the vested portion of your Award. The terms of this Agreement continue to apply to vested RSUs, and you can still forfeit vested RSUs and delivered shares of Common Stock as set forth herein.
(a)Nontransferability. Except as permitted under Section 11(b) of the Plan, (i) during the Restricted Period and any further period prior to settlement of your RSUs, you may not, directly or indirectly, offer, sell, transfer, pledge, assign, or otherwise transfer or dispose of (each, a “Transfer”) any of the RSUs or your rights relating thereto, and

(ii) during the Post-Vest Holding Period, you may not Transfer any rights relating to the vested RSUs, including the shares of Common Stock delivered in respect of the vested RSUs. If you Transfer, or attempt to Transfer, your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle RSUs, deliver the shares of Common Stock, or otherwise make payments pursuant to the RSUs shall terminate.
(b)Time of Settlement. RSUs that are not forfeited shall be settled after the applicable Vesting Date for such RSUs, or, if earlier, after a separation from service that provides for vesting of all or a portion of the unvested RSUs under this Section 2, but in any event within 60 days after the earlier of such dates to occur, by delivery of one share of Common Stock for each RSU being settled, or, at the discretion of the Company, the cash equivalent thereof.
No dividend or dividend equivalents will be paid, accrued, or accumulated in respect of any period following vesting during which settlement was delayed. Settlement of RSUs that directly or indirectly result from adjustments to RSUs shall occur at the time of settlement of, and subject to the restrictions and conditions that apply to, the granted RSUs including the Post-Vest Holding Period. Settlement of cash amounts that directly or indirectly result from adjustments to RSUs shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for, and subject to the restrictions and conditions that apply to, the granted RSUs including the Post-Vest Holding Period. Until shares of Common Stock are delivered to you in settlement of vested RSUs, you shall have none of the rights of a stockholder of the Company with respect to such shares, including the right to vote the shares and receive actual dividends and other distributions on such shares. Shares of Common Stock that may be delivered in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine. At that time, you will have all of the rights of a stockholder of the Company, subject to any restrictions and conditions set forth herein that apply to the shares of Common Stock delivered in respect of vested RSUs, including the Post-Vest Holding Period.
(c)If Retirement-Eligible; Death.
(i)Retirement. In the event your employment is terminated by the Company or a subsidiary of the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company or a subsidiary of the Company prior to the end of the Restricted Period, and you are eligible at such time for Retirement (as that term is defined under Section 2(x)(i) of the Plan, which requires that you are at least age 65 on your termination date, Section 2(x)(ii) of the Plan, which requires that you are at least age 55 with at least 10 years of service, or Section 2(x)(iii) of the Plan, which requires that you meet the “Rule of 70”), you shall be deemed vested, as of the date that you incur a termination, in (i.e., the Restricted Period shall expire with respect to) a Prorated Portion of RSUs granted, and all shares of Common Stock delivered in settlement of any RSUs vested pursuant to this Section 2(c)(i) shall be subject to the Post-Vest Holding

Period commencing on the date that the shares are delivered to you. The timing of settlement of such RSUs shall be governed by Section 2(b) hereof.
    If you are only eligible for Retirement pursuant to Section 2(x)(iii) of the Plan and you are employed in the United States or Puerto Rico at the time of your Retirement, you shall be entitled to the pro rata vesting described in this Section 2(c)(i) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors, and employees in a form satisfactory to the Company; if you fail to execute the release or you revoke the release, or your release fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates. Following your Retirement, any RSUs that have not been deemed vested under this Section 2(c)(i) will be canceled and forfeited.
(ii)Death. In the event of your death while employed by the Company or a subsidiary of the Company prior to the end of the Restricted Period, your estate or legal heirs, as applicable, shall be deemed fully vested, as of the date of your death, in (i.e., the Restricted Period shall expire with respect to) all RSUs granted, and all shares of Common Stock delivered in settlement of any RSUs vested pursuant to this Section 2(c)(ii) shall not be subject to the Post-Vest Holding Period. The timing of settlement of such RSUs shall be governed by Section 2(b) hereof.
    In the event that the RSUs vest on account of your death, or in the event of your death subsequent to your Retirement hereunder and prior to the delivery of shares of Common Stock in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall not be delivered to your estate or legal heirs, as applicable, until presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate or legal heirs, as applicable, shall succeed to any other rights provided hereunder in the event of your death.
(d)Termination by Company If Not Retirement-Eligible. In the event your employment is terminated by the Company or a subsidiary of the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company or a subsidiary of the Company prior to the end of the Restricted Period, and you are not eligible at such time for Retirement (as that term is defined under Section 2(x)(i), (ii), or (iii) of the Plan), you shall be vested, as of the date that you incur a termination, in (i.e., the Restricted Period shall expire with respect to) a Prorated Portion of RSUs granted, provided that all shares of Common Stock delivered in settlement of any RSUs vested pursuant to this Section 2(d) shall be subject to the Post-Vest Holding Period commencing on the date that the shares are delivered to you. The timing of settlement of such RSUs shall be governed by Section 2(b) hereof.
    If you are employed in the United States or Puerto Rico at the time of your termination, you shall be entitled to the pro rata vesting described in this Section 2(d) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors, and employees in a form satisfactory to the Company; if you fail to execute the release or you revoke the release, or your release fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates. Following your termination of employment, any RSUs that have not been deemed vested under this Section 2(d) will be canceled and forfeited.
(e)Disability. In the event you become Disabled (as that term is defined below), for purposes of the RSUs, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary of the Company, you are deemed to be employed and continue to receive Disability payments. However, no period of continued Disability shall continue beyond 29 months for purposes of the RSUs, at which time you will be considered to have separated from service in accordance with applicable laws as more fully provided for herein (except as may be modified by reason of the application of Section 2(i) below, the earlier of (A) the date that payments to you cease under all disability pay plans of the Company and its subsidiaries and (B) the date that the 29-month period expires, being referred to herein as the “Disability End Date”). Upon the Disability End Date, (i) if you return to employment status, you will not be deemed to have terminated employment, and (ii) if you do not return to employment status or are considered to have separated from service as noted above, you will be deemed to have terminated employment on the Disability End Date and the Restricted Period shall end on such date, with such termination treated for purposes of the RSUs as a Retirement or death (as detailed in Section 2(c) herein) or a voluntary or other termination (each as detailed in Section 2(g) herein) based on your circumstances at the time of such termination.
    For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary of the Company either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.
(f)Qualifying Termination or Retirement During Protected Period Following Change in Control. In the event your employment is terminated (i) by reason of a Qualifying Termination (as defined in Section 9(c) of the Plan), or (ii) due to Retirement (as that term is defined under Section 2(x)(i), (ii), or (iii) of the Plan) whether by the Company or voluntarily, in either case, that does not constitute a Qualifying Termination, and in each case, that occurs during the Protected Period (as defined in Section 9(a) of the Plan) following a Change in Control  (as defined in Section 9(b) of the Plan) and prior to the Vesting Date, as of the date of your termination, you shall be deemed fully vested in all RSUs granted, and all shares of Common Stock delivered in settlement of any RSUs vested pursuant to this Section 2(f) shall not be subject to the Post-Vest Holding Period. The timing of the settlement of your Award shall be governed by Section 2(b) hereof. Upon your separation from service after a Change in Control during the Protected Period, any RSUs that have not been deemed vested under this Section 2(f) will be canceled and forfeited.

(g)Other Termination of Employment. Notwithstanding anything to the contrary herein, in the event of your termination by the Company or a subsidiary of the Company for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company or a subsidiary of the Company (regardless of whether you are eligible for Retirement (as that term is defined under Section 2(x)(i), (ii) or (iii) of the Plan) at such time), your Award shall be subject to the rescission, forfeiture, remedy, and other provisions of Section 2(k) (Rescission, Forfeiture, and Other Remedies). Further, in the event of any other termination of your employment, including a voluntary termination (including a claim for constructive discharge) or otherwise (other than that described in Sections 2(c) (If Retirement-Eligible; Death), 2(d) (Termination by Company if not Retirement-Eligible), 2(e) (Disability), and 2(f) (Qualifying Termination or Retirement During Protected Period Following Change in Control)), you shall forfeit all unvested RSUs on the date of termination, and you shall have no right to settlement of any portion of such RSUs.
(h)Special Distribution Rules To Comply with Code Section 409A. The RSUs granted pursuant to this Agreement are intended to comply with Section 409A of the Internal Revenue Code (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A.  Any payments under the Agreement that may be excluded from Code Section 409A as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible.  If your RSUs constitute a “deferral of compensation” under Code Section 409A and are not otherwise exempt as a short-term deferral based on Internal Revenue Service regulations and guidance, then the timing of settlement of your RSUs will be subject to applicable limitations under Code Section 409A; specifically, the RSUs will be subject to the Company’s “Compliance Rules Under Code Section 409A” (the “409A Compliance Rules”), including the following restrictions on settlement: Settlement of the RSUs under Section 2(c), 2(d), 2(e), and 2(f) following a termination of employment will be subject to the requirement that the termination constitutes a “separation from service” under Treas. Reg. § 1.409A-1(h) and subject to the six-month delay rule under Section 2(b)(ii) of the 409A Compliance Rules if at the time of separation from service you are a “Specified Employee,” as defined in Treas. Reg. § 1.409A-1(i), provided that no dividend or dividend equivalents will be paid, accrued, or accumulated in respect of the period during which settlement was delayed. Any reference to a termination of employment in Section 2 or otherwise in this Agreement shall occur on the date that you incur a separation from service under Treas. Reg. § 1.409A-1(h).
As more fully provided for in the Plan, notwithstanding any provision herein, in any Award, or in the Plan to the contrary, the terms of any Award shall be limited to those terms permitted under Code Section 409A, including all applicable regulations and administrative guidance thereunder (“Section 409A”), and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

(i)Other Terms.

(i)In the event that you fail to promptly pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 4, all unvested RSUs shall be forfeited by you, and all shares of Common Stock acquired upon settlement of your RSUs that are subject to the Post-Vest Holding Period (or an equivalent number of other shares) shall be immediately delivered to the Company, including any shares of Common Stock that may have been withheld or sold to cover withholding obligations for Tax-Related Items, and shall be deemed to be reacquired by the Company.
(ii)You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.
(iii)Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(j) hereof. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company.
(iv)Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination, subject to any vesting provided for under Sections 2(c)-2(f) hereof, shall be forfeited. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.
(v)In the event of termination of your employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement, your right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence). For the avoidance of doubt, employment during only a portion of the Restricted Period, but where your employment has terminated prior to a Vesting Date, will not entitle you to vest in a pro rata portion of the RSUs, unless otherwise provided in this Agreement.
(vi)In any case in which you are required to execute a release as a condition to vesting and settlement of the RSUs, the applicable procedure shall be as specified under the 409A Compliance Rules, except that the deadline for complying with such condition shall be the period provided in this Agreement.

(j)The following events shall not be deemed a termination of employment:
(i)A transfer of you from the Company to a subsidiary of the Company, or vice versa, or from one subsidiary of the Company to another; and
(ii)A leave of absence from which you return to active service, such leave being for any purpose approved by the Company or a subsidiary of the Company in writing.
Any failure to return to active service with the Company or a subsidiary of the Company at the end of an approved leave of absence as described herein shall be deemed a voluntary termination of employment effective on the date the approved leave of absence ends, subject to applicable law, and any RSUs that are unvested as of the date your employment terminates shall be forfeited (provided that all shares of Common Stock delivered in settlement of any previously vested RSUs shall continue to be subject to the Post-Vest Holding Period), subject to Sections 2(c)-2(f) hereof. During a leave of absence as referenced in (ii) above, although you will be considered to have been continuously employed by the Company or a subsidiary of the Company and not to have had a termination of employment under this Section 2, subject to applicable law, the Committee may specify that such leave of absence period approved for your personal reasons (and provided for by any applicable law) shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the Vesting Date for unvested RSUs shall be extended by the length of any such leave of absence subject to Code Section 409A.
(k)Rescission, Forfeiture, and Other Remedies. In the event of your termination by the Company or a subsidiary of the Company for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company or a subsidiary of the Company (regardless of whether you are eligible for Retirement (as that term is defined under Section 2(x)(i), (ii) or (iii) of the Plan) at such time) or if BMS (as defined in Section 3(d)(iii)) determines that you have violated any applicable provisions of Section 3(c) below during the Covenant Restricted Period (as defined below), in addition to injunctive relief and damages, you agree and covenant that:
(i)any portion of the RSUs not vested or settled shall be immediately rescinded;
(ii)you shall automatically forfeit any rights you may have with respect to any vested, unsettled RSUs as of the date of such termination of employment or determination that you have violated any applicable provisions of Section 3(c);
(iii)if any portion of the RSUs settled within the 12-month period immediately preceding such termination of employment or violation of Section 3(c) below (or settled following the date of any such termination of employment or violation of any applicable provisions of Section 3(c)), upon BMS’s demand, you shall immediately deliver to it a certificate or certificates for shares of Common

Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares of Common Stock, or a cash amount equal to the greater of (1) the value of the shares of Common Stock that you acquired upon settlement of such RSUs, determined as of the settlement date or (2) the proceeds from any sale of such shares of Common Stock), including any shares of Common Stock that may have been withheld or sold to cover withholding obligations for Tax-Related Items, and such shares shall be deemed to be reacquired by the Company; and
(iv)the foregoing remedies set forth in this Section 2(k) shall not be BMS’s exclusive remedies. BMS reserves all other rights and remedies available to it at law or in equity.
(l)Overpayment. If the Company makes a delivery of shares of Common Stock or payment under your Award, and later determines that you did not satisfy the terms and conditions required for receiving such delivery or payment, you shall be required to return the shares of Common Stock to the Company, repay to the Company an amount equal to the proceeds from any sale for such shares of Common Stock, or repay any cash amounts received (as applicable), and repay any taxes previously withheld by the Company.
(m)Prorated Portion. For purposes of this Agreement, the term “Prorated Portion” means a portion of your Award determined by multiplying the number of RSUs subject to the Award by a fraction, (1) the numerator of which is equal to the number of calendar days that elapsed between the Award Date and the date on which your employment with the Company or a subsidiary of the Company ended, and (2) the denominator of which equals the number of calendar days that would elapse between the Award Date and the Vesting Date.
3.NON-COMPETITION AND NON-SOLICITATION AGREEMENT
You acknowledge that the grant of RSUs pursuant to this Agreement is sufficient consideration for this Agreement, including, without limitation, all applicable restrictions imposed on you by this Section 3. You further acknowledge and agree that you have been provided with at least fourteen (14) days to review this Agreement before signing and that you have been advised to consult with an attorney before signing this Agreement. For the avoidance of doubt, the non-competition provisions of Sections 3(c)(i)-(ii) below shall only be applicable during your employment by BMS.
(a)Confidentiality Obligations and Agreement. By accepting this Agreement, you agree and/or reaffirm the terms of all agreements related to treatment of Confidential Information that you signed at the inception of or during your employment, the terms of which are incorporated herein by reference. This includes, but is not limited to, use or disclosure of any BMS Confidential Information, Proprietary Information, or Trade Secrets to third parties. Confidential Information, Proprietary Information, and Trade Secrets include, but are not limited to, any information gained in the course of your employment with BMS that is marked as confidential or could reasonably be expected to harm BMS if disclosed to third parties, including, without limitation, any information that could reasonably be expected to aid a competitor or potential competitor in making inferences regarding the nature of BMS’s business activities, where such inferences could reasonably be expected to allow such competitor to compete more effectively with BMS. You agree that you will not remove or disclose BMS Confidential Information, Proprietary Information, or Trade Secrets. Unauthorized removal includes forwarding or downloading confidential information to personal email or other electronic media and/or copying the information to personal unencrypted thumb drives, cloud storage, or drop box. Immediately upon termination of your employment for any reason, you will return to BMS all of BMS’s confidential and other business materials that you have or that are in your possession or control and all copies thereof, including all tangible embodiments thereof, whether in hard copy or electronic format, and you shall not retain any versions thereof on any personal computer or any other media (e.g., flash drives, thumb drives, external hard drives, and the like). In addition, you will thoroughly search personal electronic devices, drives, cloud-based storage, email, cell phones, and social media to ensure that all BMS information has been deleted. In the event that you commingle personal and BMS confidential information on these devices or storage media, you hereby consent to the removal and permanent deletion of all information on these devices and media. Notwithstanding the foregoing, nothing in this paragraph or Agreement limits or prohibits your right to report potential violations of law, rules, or regulations to, or communicate with, cooperate with, testify before, or otherwise assist in an investigation or proceeding by, any government, law enforcement, or regulatory agency or entity, or to engage in any other conduct that is required or protected by law or regulation, and you are not required to obtain the prior authorization of BMS to do so and are not required to notify BMS that you have done so.
(b)Inventions. To the extent permitted by local law, you agree and/or reaffirm the terms of all agreements related to inventions that you signed at the inception of or during your employment and agree to promptly disclose and assign to BMS all of your interest in any and all inventions, discoveries, improvements, and business or marketing concepts related to the current or contemplated business or activities of BMS and that are conceived or made by you, either alone or in conjunction with others, at any time or place during the period you are employed by BMS. Upon request of BMS, including after your termination, you agree to execute, at BMS’s expense, any and all applications, assignments, or other documents that BMS shall determine necessary to apply for and obtain letters patent to protect BMS’s interest in such inventions, discoveries, and improvements and to cooperate in good faith in any legal proceedings to protect BMS’s intellectual property.
(c)Non-Competition, Non-Solicitation, and Related Covenants. By accepting this Agreement, you agree to the restrictive covenants outlined in this section unless expressly prohibited by local law. Please see Addendum B (“Limited Application of Restrictive Covenants in Certain States, Territories and Related Notices”) attached hereto for certain state limitations, as applicable. Given the extent and nature of the confidential information that you have obtained or will obtain during the course of your employment with BMS, it would be inevitable or, at the least, substantially probable that such confidential information would be disclosed or utilized by you should you obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with BMS. Even if not inevitable, it would be impossible or impracticable for BMS to monitor your strict compliance with your confidentiality obligations. Consequently, you agree that you will not, directly or indirectly, except in the performance of your duties for BMS:
(i)during the Covenant Restricted Period, own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;
(ii)during the Covenant Restricted Period, whether or not for compensation, either on your own behalf or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity, be actively connected with a Competitive Business or otherwise advise or assist a Competitive Business with regard to any product, investigational compound, technology, service, or line of business that competes with any product, investigational compound, technology, service, or line of business with which you worked or about which you became familiar as a result of your employment with BMS. Actively connected does not include application for other employment with a Competitive Business;
(iii)for employees in an executive, management, supervisory, or business unit lead role while in service or at the time of termination, you will not, during the Covenant Restricted Period, employ, solicit for employment, solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any BMS employee to terminate or reduce his or her or its relationship with BMS. This restriction includes, but is not limited to, participation by you in any and all parts of the staffing and hiring processes involving a candidate regardless of the means by which an employer other than BMS became aware of the candidate;
(iv)during the Covenant Restricted Period, solicit, induce, encourage, appropriate, or attempt to solicit, divert, or appropriate, by use of Confidential Information, any existing or prospective customer, vendor, or supplier of BMS that you became aware of or was introduced to in the course of your duties for BMS, to terminate, cancel, or otherwise reduce its relationship with BMS; and
(v)during the Covenant Restricted Period, engage in any activity that is harmful to the interests of BMS, including, without limitation, any conduct during the term of your employment that violates BMS’s Standards of Business Conduct and Ethics, securities trading policy, and other policies.
(d)Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Competitive Business” means any business that is engaged in or is about to become engaged in the development, production, or sale of any product, investigational compound, technology, process, service, or line of business concerning the treatment of any disease, which product, investigational compound, technology, process, service, or line of business resembles or competes with any product, investigational compound, technology, process, service, or line of business that was sold by, or in development at, BMS during your employment with BMS.
(ii)The “Covenant Restricted Period,” for purposes of Sections 3(c)(iii) and 3(c)(iv), shall be the period during which you are employed by BMS and twelve (12) months after the end of your term of employment with and/or work for BMS for any reason (e.g., restriction applies regardless of the reason for termination and includes voluntary and involuntary termination). The “Covenant Restricted Period,” for purposes of Sections 3(c)(i), 3(c)(ii), and 3(c)(v), shall be the period of employment by BMS. In the event that BMS files an action to enforce rights arising out of this Agreement, the Covenant Restricted Period shall be extended for all periods of time in which you are determined by the Court or other authority to have been in violation of the provisions of Section 3(c).
(iii)“BMS” means the Company, all related companies, affiliates, subsidiaries, parents, successors, assigns and all organizations acquired by the foregoing.
(e)Severability. You acknowledge and agree that the period and scope of restriction imposed upon you by this Section 3 are fair and reasonable and are reasonably required for the protection of BMS. In case any one or more of the provisions contained in Section 3 of this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired, and Section 3 of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid provisions were not part of Section 3 of this Agreement. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal, or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal, or unenforceable term or provision with a term or provision that is valid, legal, and enforceable to the maximum extent permissible under law and that comes closest to expressing the intention of the invalid, illegal, or unenforceable term or provision. You acknowledge and agree that your covenants under Section 3 of this Agreement are ancillary to your employment relationship with BMS but shall be independent of any other contractual relationship between you and BMS. Consequently, the existence of any claim or cause of action that you may have against BMS shall not constitute a defense to the enforcement of Section 3 of this Agreement by BMS nor an excuse for noncompliance with Section 3 of this Agreement.
(f)Additional Remedies. You acknowledge and agree that any violation by you of this paragraph will cause irreparable harm to BMS and that BMS cannot be adequately compensated for such violation by damages.  Accordingly, if you violate or threaten to violate Section 3 of this Agreement, then, in addition to any other rights or remedies that BMS may have in law or in equity, BMS shall be entitled, without the posting of a bond or other security, to obtain an injunction to stop or prevent such violation, including, but not limited to, obtaining a temporary or preliminary injunction from a

Delaware court pursuant to Section 1(a) of the Mutual Arbitration Agreement (if applicable) and Section 14 of this Agreement. You further agree that, if BMS incurs legal fees or costs in enforcing Section 3 and other applicable terms of this Agreement, you will reimburse BMS for such fees and costs.
(g)Binding Obligations. The obligations set forth in this Section 3 shall be binding both upon you, your assigns, executors, administrators, and legal representatives. At the inception of or during the course of your employment, you may have executed agreements that contain similar terms. Those agreements remain in full force and effect. In the event that there is a conflict between the terms of those agreements and Section 3 of this Agreement, Section 3 of this Agreement will control.
(h)Enforcement. BMS retains discretion regarding whether or not to enforce the terms of the covenants contained in this Section 3 and its decision not to do so in your instance or anyone’s case shall not be considered a waiver of BMS’s right to do so.
(i)Duty To Notify Third Parties; BMS Notification. During your employment with BMS and for a period of 12 months after your termination of employment from BMS, you shall communicate any post-employment obligations under Section 3 of this Agreement to each subsequent employer. You also authorize BMS to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of Section 3 and, as applicable, other terms of this Agreement and your obligations hereunder upon your separation from BMS or your separation from employment with any subsequent employer during the applicable Covenant Restricted Period, by providing a copy of this Agreement, or otherwise.
4.RESPONSIBILITY FOR TAXES
You acknowledge that, regardless of any action taken by the Company, any subsidiary, or affiliate of the Company, including your employer (“Employer”), the ultimate liability for all income tax (including U.S. and non-U.S. federal, state, and local taxes), social security, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to your participation in the Plan and legally applicable or deemed by the Company or the Employer, in its discretion, to be an appropriate charge to you, even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company, any subsidiary or affiliate, and/or the Employer: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or underlying shares of Common Stock, including the grant of the RSUs, the vesting of RSUs, the settlement of the RSUs in shares of Common Stock or an equivalent cash payment, the lapse of any Post-Vest Holding Period, the subsequent sale of any shares of Common Stock acquired at settlement, and the receipt of any dividends and (b) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items that require withholding by the Company or the Employer. In this regard, by your acceptance of the RSUs, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
(a)requiring you to make a payment in a form acceptable to the Company; or
(b)withholding from your wages or other cash compensation payable to you; or
(c)irrespective of any Post-Vest Holding Period, withholding from proceeds of the sale of shares of Common Stock delivered upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
(d)irrespective of any Post-Vest Holding Period, withholding in shares of Common Stock to be delivered upon settlement of the RSUs;
provided, however, if you are a Section 16 officer of the Company under the Securities Exchange Act of 1934, as amended, then the Company will withhold shares of Common Stock deliverable in settlement of RSUs upon the relevant taxable or tax withholding event, as applicable, unless (i) the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items that may require withholding may be satisfied by one or a combination of methods (b) and (c) above or (ii) you have made arrangements satisfactory to the Company and your Employer to provide for the payment of withholding tax obligations in a manner other than by means of the withholding of shares deliverable in settlement of RSUs not later than 90 days before the relevant taxable or tax withholding event.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum withholding rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, you may need to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If any obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have received the full number of shares of Common Stock in respect of the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying certain of the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The

Company may refuse to deliver shares of Common Stock or pay cash in settlement of the RSUs if you fail to comply with your obligations in connection with the Tax-Related Items.
Notwithstanding anything in this Section 4 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Common Stock subject to RSUs will be withheld or released for sale to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs, then, to the extent that any portion of the RSUs is considered nonqualified deferred compensation subject to Section 409A, the number of such shares withheld or released for sale shall not exceed the number of shares that equals the liability for Tax-Related Items with respect to the portion of the RSUs considered to be nonqualified deferred compensation, and otherwise such withholding or release will comply with Code Section 409A.
5.DIVIDENDS AND ADJUSTMENTS
(a)Dividends or dividend equivalents are not paid, accrued, or accumulated on RSUs during the Restricted Period, except as provided in Section 5(b).
(b)The number of your RSUs and/or other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes relating to the outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan (excluding any payment of ordinary dividends on Common Stock) or any other “equity restructuring” as defined in FASB ASC Topic 718.
6.EFFECT ON OTHER BENEFITS
In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary of the Company unless otherwise specifically provided for in such plan. The RSUs and the underlying shares of Common Stock (or their cash equivalent), and the income and value of the same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, the calculation of any severance, resignation, termination, redundancy or end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits, or similar mandatory payments.
7.ACKNOWLEDGMENT OF NATURE OF PLAN AND RSUs
By accepting this Award, you acknowledge, understand, and agree that, notwithstanding anything to the contrary:
(a)The Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended, or terminated by the Company at any time to the extent permitted by the Plan;
(b)This Award is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;

(c)All decisions with respect to future awards of RSUs or other awards, if any, will be at the sole discretion of the Company;
(d)This Award is granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any other subsidiary or affiliate of the Company;
(e)Your participation in the Plan is voluntary;
(f)The RSUs and the shares of Common Stock in respect of the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)Unless otherwise agreed with the Company, the RSUs and the shares of Common Stock in respect of the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary or an affiliate of the Company;
(h)The future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;
(i)No claim or entitlement to compensation or damages arises from (i) the forfeiture of RSUs resulting from termination of your employment with the Company or any of its subsidiaries or affiliates, including the Employer (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any), and/or (ii) the forfeiture of RSUs or recoupment of any shares of Common Stock, cash, or other benefits acquired upon settlement of the RSUs resulting from the application of any Recoupment Policy (defined below);
(j)Unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(k)Neither the Company, the Employer, nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement; and
(l)The RSUs, whether vested or unvested, and/or the shares of Common Stock, cash, or other benefits acquired pursuant to the RSUs may be subject to recoupment under the Company’s recoupment and clawback policies, as applicable, including the policy for Recoupment of Compensation for Accounting Restatements and the policy for Recoupment of Compensation for Compliance Violations, as described therein and as each may be amended from time to time (whether such policies are adopted on or after the date of this Agreement), or as required under applicable laws, regulations, or stock exchange listing standards (collectively, the “Recoupment Policy”). In order to satisfy any recoupment obligation arising under the Recoupment Policy, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any shares of Common Stock or other amounts acquired pursuant to the RSUs to reconvey, transfer, or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Recoupment Policy. No recovery of compensation as described in this section will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, any subsidiary or affiliate, and/or the Employer.
8.NO ADVICE REGARDING GRANT
The Company is not providing any tax, legal, or financial advice nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
9.RIGHT TO CONTINUED EMPLOYMENT
Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate of the Company or any specific position or level of employment with the Company or any subsidiary or affiliate of the Company or affect in any way the right of the Employer to terminate your employment without prior notice at any time for any reason or no reason.
10.ADMINISTRATION; UNFUNDED OBLIGATIONS
The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company or by such other commercially reasonable means of delivery of shares or cash to you, and RSUs and related rights hereunder shall not create in you or any beneficiary, estate, or legal heirs, as applicable, any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary, estate, or legal heirs, as applicable. Until RSUs are, in fact, settled, you and any of your valid beneficiaries, estate, or legal heirs, as applicable, shall be a general creditor of the Company with respect to your RSUs.
11.DEEMED ACCEPTANCE
You are required to accept the terms and conditions set forth in this Agreement prior to the Vesting Date (or, if earlier, the date you are deemed vested) in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the Vesting Date (or, if earlier, the date you are deemed vested). For your benefit, if you have not rejected the Agreement prior to the Vesting Date (or, if earlier, the date you are deemed vested), you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be delivered to you in a timely manner, and, once delivered, you waive any right to assert that you have not accepted the terms hereof.
12.AMENDMENT TO PLAN
This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 19, 21, and 23 of this Agreement and the provisions of Addendum A hereto, your rights relating to the Award may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.
13.SEVERABILITY AND VALIDITY
The various provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.GOVERNING LAW, JURISDICTION, AND VENUE
This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware. The forum in which disputes arising under this grant of RSUs and this Agreement shall be decided depends on whether you are subject to the Mutual Arbitration Agreement.
(a)If you are subject to the Mutual Arbitration Agreement, any dispute that arises under this grant of RSUs or Agreement shall be governed by the Mutual Arbitration Agreement. Any application to a court under Section 1(a) of the Mutual Arbitration Agreement for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration shall exclusively be brought and conducted in the courts of Wilmington, Delaware or the federal courts for the United States District Court for the District of Delaware, and no other courts where this grant of RSUs is made and/or performed.  The parties hereby submit to and consent to the jurisdiction of the State of Delaware for purposes of any such application for injunctive relief.
(b)If you are not subject to the Mutual Arbitration Agreement, this Agreement and grant of RSUs shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware. For purposes of litigating any dispute that arises under this grant of RSUs or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall exclusively be conducted in the courts of Wilmington, Delaware or the federal courts for the United States District Court for the District of Delaware and that no other courts where this grant of RSUs is made and/or performed.

15.SUCCESSORS
This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.
16.ELECTRONIC DELIVERY AND ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through online or electronic systems established and maintained by the Company or a third party designated by the Company.
17.INSIDER TRADING/MARKET ABUSE LAWS
You acknowledge that, depending on your country or broker’s country, or the country in which Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., RSUs), or rights linked to the value of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees, and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal advisor on this matter.
18.LANGUAGE
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement, the Plan, and any other Plan-related documents. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
19.COMPLIANCE WITH LAWS AND REGULATIONS
Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification, or other legal requirement applicable to the shares of Common Stock, you understand that the Company will not be obligated to deliver any shares of Common Stock pursuant to the vesting and/or settlement of the RSUs if the delivery of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding, and conclusive.
Without limiting the foregoing, if the Company determines, in its sole discretion, that the holding, vesting, or settlement of your Award would violate, or could reasonably be expected to violate, an applicable federal, state, local, or foreign ethics law or conflicts of interest law, the Company, in its sole discretion, may terminate your Award and may provide a substitute cash award or other cash compensation in lieu of your Award, as determined by the Company in good faith.
20.ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER
This Agreement (including the terms of the Plan and the Grant Summary) contains the entire understanding of the parties, provided that, if you are subject to the Mutual Arbitration Agreement, then the Mutual Arbitration Agreement is hereby incorporated into and made a part of this Agreement. Except as permitted by Sections 19, 21, and 23 of this Agreement and the provisions of Addendum A, this Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.
21.ADDENDUM A
Your RSUs shall be subject to any additional provisions set forth in Addendum A to this Agreement for your country, if any. If you are residing and/or working in one of the countries included in Addendum A, the additional provisions for such country, if any, shall apply to you, without your consent, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Addendum A constitutes part of this Agreement.
22.FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND     EXCHANGE CONTROLS
Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls that may affect your ability to acquire or hold shares of Common Stock or cash under the Plan (including from any dividends paid on shares of Common Stock or sale proceeds resulting from the sale of shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets, or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

23.IMPOSITION OF OTHER REQUIREMENTS
The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs, and on any shares of Common Stock delivered in respect of the RSUs to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.OTHER REPRESENTATIONS
By accepting this Award, you also represent that you have received and carefully read a copy of the Prospectus for the Plan, together with the Company’s most recent Annual Report to its shareholders. You hereby acknowledge that you are aware of the risks associated with the shares and that there can be no assurance the price of the Common Stock will not decrease in the future. You hereby acknowledge no representations or statements have been made to you concerning the value or potential value of the Common Stock. You acknowledge that you have relied only on information contained in the Prospectus and have received no representations, written or oral, from the Company or its employees, attorneys, or agents other than those contained in the Prospectus or this Agreement.

For the Company
Bristol-Myers Squibb Company

By /s/ Amanda Poole
Amanda Poole
Chief People Officer
I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares of Common Stock will be subject to the Company’s policies regulating trading by employees. I acknowledge and agree that I have been provided with at least fourteen (14) calendar days to review this Agreement before signing and that I have been advised to consult with an attorney before signing this Agreement. By accepting this Award, I hereby agree that Fidelity, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.
I hereby agree to all the terms, restrictions, and conditions set forth in this Agreement, including, but not limited to, the Post-Vest Holding Period and any post-employment covenants described herein.

Addendum A
BRISTOL-MYERS SQUIBB COMPANY
ADDITIONAL PROVISIONS FOR RSUs IN CERTAIN COUNTRIES
Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
This Addendum A includes additional provisions that apply if you are residing and/or working in one of the countries listed below. This Addendum A is part of the Agreement.
This Addendum A also includes information of which you should be aware with respect to your participation in the Plan. For example, certain individual exchange control reporting requirements may apply upon vesting of the RSUs and/or sale of shares of Common Stock. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2025 and is provided for informational purposes. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your RSUs vest or are settled, or you sell shares of Common Stock delivered in respect of the RSUs.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you in the same manner, and the Company shall, in its discretion, determine to what extent the additional provisions contained herein shall be applicable to you.
All Countries
Retirement. The following provision supplements Section 2 of the Agreement:

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs or in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions of Section 2 regarding the treatment of the RSUs in the event of your Retirement shall not be applicable to you.
Addendum A-1

All Countries Outside the European Union/ European Economic Area/Switzerland/United Kingdom
Data Privacy Consent.
By accepting the Award, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement by and among, as applicable, the Employer, the Company and its other subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, the Employer and other subsidiaries and affiliates of the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, employee ID, social security number, passport or other identification number (e.g., resident registration number), tax code, hire date, termination date, termination code, division name, division code, region name, salary grade, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services, including, certain of its affiliates (collectively, “Fidelity”), or such other stock plan service provider as may be selected by the Company in the future, which assist in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the
Addendum A-2

consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
Argentina
Labor Law Policy and Acknowledgement. This provision supplements Sections 6 and 7 of the Agreement:
By accepting the RSUs, you acknowledge and agree that the grant of RSUs is made by the Company (not the Employer) in its sole discretion and that the value of the RSUs or any shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments.
If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, you acknowledge and agree that such benefits shall not accrue more frequently than on each Vesting Date.
Securities Law Information. Neither the RSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.
Exchange Control Information. Certain restrictions and requirements may apply if and when you transfer proceeds from the sale of shares of Common Stock or any cash dividends paid with respect to such shares into Argentina.
Exchange control regulations in Argentina are subject to change. You should speak with your personal legal advisor regarding any exchange control obligations that you may have prior to vesting in the RSUs or remitting funds into Argentina, as you are responsible for complying with applicable exchange control laws.
Australia
Compliance with Laws. Notwithstanding anything else in the Agreement, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.
Addendum A-3

Securities Law Information. The offer of RSUs is made under Division 1A Part 7.12 of the Corporations Act 2001 (Cth).
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Exchange Control Information. Exchange control reporting is required for inbound cash transactions exceeding A$10,000 and inbound international fund transfers of any value, that do not involve an Australian bank.
Austria
Exchange Control Information. If you hold securities (including shares of Common Stock acquired under the Plan) or cash (including proceeds from the sale of shares of Common Stock or cash dividends paid on such shares of Common Stock) outside of Austria, you may be subject to reporting obligations to the Austrian National Bank. If the value of the shares meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2. Where the cash amount held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If you sell your shares of Common Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
Belgium
There are no country-specific provisions.
Brazil
Labor Law Policy and Acknowledgement. This provision supplements Sections 6 and 7 of the Agreement:
By accepting the RSUs, you acknowledge and agree that (i) you are making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period.
Further, you acknowledge and agree that, for all legal purposes, (i) any benefits provided to you under the Plan are unrelated to your employment or other service; (ii) the Plan is not a part of the terms and conditions of your employment or other service; and (iii) the income from your participation in the Plan, if any, is not part of your remuneration from employment or other service.
Addendum A-4

Compliance with Laws. By accepting the RSUs, you agree that you will comply with Brazilian law when you vest in the RSUs, when any applicable post-vesting restrictions lapse with respect to the RSUs (including any holding period that may apply to the underlying shares of Common Stock) and when you sell any of the underlying shares of Common Stock. You also agree to report and pay any and all taxes associated with the vesting of the RSUs, the lapsing of any applicable post-vesting restrictions, the sale of the underlying shares of Common Stock and the receipt of any dividends.
Exchange Control Information. You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$1,000,000. Quarterly reporting is required if such amount exceeds US$100,000,000. The assets and rights that must be reported include shares of Common Stock and may include the RSUs.
Bulgaria
Exchange Control Information. You will be required to file statistical forms with the Bulgarian national bank annually regarding your receivables in bank accounts abroad, as well as securities held abroad (e.g., shares acquired under the Plan) if the total sum of all such receivables and securities equals or exceeds a certain threshold. The reports are due by March 31. You should contact your bank in Bulgaria for additional information regarding these requirements.
Canada
Settlement of RSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.
Securities Law Information. You acknowledge and agree that you will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.
Termination of Employment. This provision replaces the second paragraph of Section 2(i)(v) of the Agreement:
In the event of termination of your employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or the Plan, your right to vest in the RSUs, if any, will terminate effective as of the date that is the earliest of (1) the date upon which your employment with the Company or any of its subsidiaries is terminated; (2) the date you receive written notice of termination of employment, or (3) the date you are no longer actively employed by the Company or any of its subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer employed or actively providing services for purposes of the RSUs (including whether you may still be considered employed or actively providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice
Addendum A-5

period, your right to vest in the RSUs or otherwise benefit from the RSUs under the Plan, if any, will terminate effective upon the expiry of your minimum statutory notice period, and you will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting, unless otherwise provided in the Agreement.
The following provision applies if you are resident in Quebec:
Language: A French translation of the Plan and the Agreement has been made available to you. Unless you indicate otherwise, the French translation of the Plan and the Agreement will govern your participation in the Plan.
Langue. Une traduction française du Régime et de la Convention est mise à votre disposition. À moins que vous n'indiquiez le contraire, la traduction française du Régime et de la Convention régira votre participation au Régime.
Data Privacy. This provision supplements the Data Privacy Consent provision above in this Addendum A:
You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan. You further authorize the Company and its subsidiaries to disclose and discuss the Plan with their advisors. You further authorize the Company and its subsidiaries to record such information and to keep such information in your employee file. You acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. Finally, you acknowledge and authorize the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.
Chile
Labor Law Policy and Acknowledgement. This provision supplements Sections 6 and 7 of the Agreement:
In accepting the RSUs, you agree the RSUs and the shares of Common Stock underlying the RSUs, and the income and value of same, shall not be considered as part of your remuneration for purposes of determining the calculation base of future indemnities, whether statutory or contractual, for years of service (severance) or in lieu of prior notice, pursuant to Article 172 of the Chilean Labor Code.
Securities Law Information. The offer of the RSUs constitutes a private offering in Chile effective as of the Award Date. The offer of RSUs is made subject to general ruling n° 336 of the Commission for the Financial Market (Comisión para el Mercado Financiero, “CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given the RSUs are not registered in Chile, the Company is not required to provide information about the RSUs or
Addendum A-6

shares of Common Stock in Chile. Unless the RSUs and/or the shares of Common Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.
Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de RSU se acoge a las disposiciones de la Norma de Carácter General N  336 (“NCG 336”) de la Comisión para el Mercado Financiero (“CMF”).  Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse los RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los RSU or sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.
Exchange Control Information. You are responsible for complying with foreign exchange requirements in Chile. You should consult with your personal legal advisor regarding any applicable exchange control obligations prior to vesting in the RSUs or receiving proceeds from the sale of shares of Common Stock acquired at vesting or cash dividends.
You are not required to repatriate funds obtained from the sale of shares of Common Stock or the receipt of any dividends. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of funds exceeds US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds. If your aggregate investments held outside of Chile exceed US$5,000,000 (including shares of Common Stock and any cash proceeds obtained under the Plan) you must provide the Central Bank with updated information accumulated for a three-month period within 45 calendar days of March 31, June 30 and September 30 and within 60 calendar days of December 31. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations Manual must be used to file this report. Please note that exchange control regulations in Chile are subject to change.
China
The following provisions apply if you are subject to the exchange control regulations in China imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Company in its sole discretion:
Award Conditioned on Satisfaction of Regulatory Obligations. Settlement of the RSUs is conditioned on the Company's completion of a registration of the Plan with SAFE and on the continued effectiveness of such registration (the "SAFE Registration Requirement"). If or to the extent the Company is unable to complete the registration or maintain the registration, no shares of Common Stock subject to the RSUs for which a registration cannot be completed or maintained shall be issued. In this case, the Company retains the discretion to settle any RSUs which have vested in cash paid through local payroll in an amount equal to the market value of the shares of Common Stock subject to the vested RSUs less any withholding obligation for Tax-Related Items.
Sales of Shares of Common Stock. To comply with exchange control regulations in China, irrespective of any provision in the Agreement to the contrary and any applicable post-vesting restrictions (including any post-vesting holding period that may apply to the underlying shares of
Addendum A-7

the Common Stock), you agree that the Company is authorized to force the sale of shares of Common Stock to be issued to you upon vesting and settlement of the RSUs at any time (including immediately upon vesting or after termination of your employment, as described below), and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock You agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.
Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of Common Stock (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations, including, but not limited to, the restrictions set forth in this Addendum A for China below under “Exchange Control Information.” Due to fluctuations in the Common Stock price and/or applicable exchange rates between the date that the Award is settled and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds realized upon sale may be more or less than the market value of the shares of Common Stock on the date that the Award is settled (which typically is the amount relevant to determining your Tax-Related Items liability). You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.
Treatment of Shares of Common Stock and RSUs Upon Termination of Employment. Due to exchange control regulations in China, you understand and agree that, irrespective of any provision in the Agreement to the contrary and any applicable post-vesting restrictions (including any post-vesting holding period that may apply to the underlying shares of the Common Stock), any shares of Common Stock acquired under the Plan and held by you in your brokerage account must be sold no later than the last business day of the month following the month of your termination of employment, or within such other period as determined by the Company or required by SAFE (the “Mandatory Sale Date”). This includes any portion of shares of Common Stock that vest upon your termination of employment. For example, if your termination of employment occurs on March 14, 2025, then the Mandatory Sale Date will be April 30, 2025. You understand that any shares of Common Stock held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above.
If all or a portion of your RSUs become distributable upon your termination of employment or at some time following your termination of employment, pursuant to Section 2 of the Agreement, that portion will vest and become distributable immediately upon termination of your employment. Any shares of Common Stock distributed to you according to this paragraph must be sold by the Mandatory Sale Date or will be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above. You will not continue to vest in RSUs or be entitled to any portion of RSUs after your termination of employment.
Addendum A-8

Exchange Control Information. You understand and agree that, to facilitate compliance with exchange control requirements, you are required to hold any shares of Common Stock to be issued to you upon vesting and settlement of the RSUs in the account that has been established for you with the Company’s designated broker and you acknowledge that you are prohibited from transferring any such shares of Common Stock to another brokerage account. In addition, you are required to immediately repatriate to China the cash proceeds from the sale of the shares of Common Stock issued upon vesting and settlement of the RSUs and any dividends paid on such shares of Common Stock. You further understand that such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its subsidiaries, and you hereby consent and agree that the proceeds may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date (which is the amount relevant to determining your tax liability). You agree to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.
You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Colombia
Labor Law Policy and Acknowledgement. By accepting your Award, you expressly acknowledge that, pursuant to Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), the RSUs and any payments you receive pursuant to the RSUs are wholly discretionary and are a benefit of an extraordinary nature that do not exclusively depend on your performance. Accordingly, the Plan, the RSUs and related benefits do not constitute a component of “salary” for any legal purpose, including for purposes of calculating any and all labor benefits, such as fringe benefits, vacation pay, termination or other indemnities, payroll taxes, social insurance contributions, or any other outstanding employment-related amounts, subject to the limitations provided in Law 1393/2010.
Securities Law Information. The shares of Common Stock are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.
Mandate Letter. In accepting the RSUs, you agree that, if requested by the Company or the Employer, you will execute a Mandate Letter or such other document (whether electronically or by such other method as requested by the Company or the Employer) that the Company determines is necessary or advisable in order that (i) a sufficient number of shares of Common Stock to be
Addendum A-9

allocated to you upon vesting can be sold on your behalf to cover Tax-Related Items required to be withheld by the Employer and (ii) the proceeds from such sale can be wired directly from the Company to the Employer in Colombia for remittance to the tax authorities.
Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange restrictions, approvals and reporting requirements in connection with the RSUs and any shares of Common Stock acquired or funds received under the Plan. All payments for your investment originating in Colombia (and the liquidation of such investments) must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). You should obtain proper legal advice to ensure compliance with applicable Colombian regulations.
Czech Republic
Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account, including reporting foreign financial assets that equal or exceed a certain threshold. Because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the RSUs and the sale of shares of Common Stock and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.
Denmark
Stock Option Act. You acknowledge that you have received an Employer Statement in Danish which includes a description of the terms of the RSUs as required by the Danish Stock Option Act, as amended January 1, 2019 (the “Act”), to the extent that the Act applies to the RSUs.
Finland
There are no country-specific provisions.
France
Language Acknowledgement
En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.
By accepting your RSUs, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.
French-Qualified RSUs

Addendum A-10

The following provisions apply only if you are eligible to be granted French-Qualified RSUs under the French Sub-Plan (defined below). If you are ineligible to be granted French-Qualified RSUs under the French Sub-Plan, the RSUs will not qualify for the special French tax and social security treatment under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Type of Grant. The RSUs are granted as French-Qualified RSUs and are intended to qualify for the special tax and social security treatment applicable to shares of Common Stock granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended. The French-Qualified RSUs are granted subject to the terms and conditions of the Rules of the Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan for Restricted Stock Units Granted to French Participants (the “French Sub-Plan”).
Certain events may affect the status of the RSUs as French-Qualified RSUs or the underlying shares of Common Stock, and the French-Qualified RSUs or the underlying shares of Common Stock may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-Qualified RSUs or of the underlying shares of Common Stock.
Capitalized terms not defined herein, in the Agreement or in the Plan shall have the meanings ascribed to them in the French Sub-Plan.
Settlement. Notwithstanding provision to the contrary in the Agreement, French-Qualified RSUs may not be settled in cash.
Termination Due to Death. The following provision replaces Section 2(c)(iv) of the Agreement:
In the event of your death prior to any applicable Vesting Date or the end of the Restricted Period, any outstanding RSUs become immediately transferable to your heirs, who must request the issuance of the Common Stock related to all outstanding RSUs within six months following your death. If the Common Stock is not requested by your heirs within such six-month period, any outstanding RSUs will be forfeited at the end of the six-month period. Your heirs are not subject to the Minimum Mandatory Vesting Period or Minimum Mandatory Holding Period detailed below.
Restrictions on Vesting, Sale or Transfer of Shares of Common Stock. The following supplements Section 2 of the Agreement:
(a)Minimum Mandatory Vesting Period. Notwithstanding any provision to the contrary in the Agreement, no vesting shall occur prior to the first anniversary of the Award Date, or such other minimum vesting period appliable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or by the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security regime in France.
(b)Minimum Mandatory Holding Period. You may not sell or transfer any shares of Common Stock issued at vesting until the second anniversary of the Award Date, or such other period
Addendum A-11

as is required to comply with the minimum mandatory holding period applicable to shares underlying French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or by the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security regime in France.
(c)Closed Periods. You may not sell any shares of Common Stock issued upon vesting of the French-Qualified RSUs during certain Closed Periods, to the extent applicable to the shares underlying the French-Qualified RSUs granted by the Company, as described in the French Sub-Plan.
(d)Effect of Termination of Service. Except in the case of your termination due to death or Disability (as defined in the French Sub-Plan), the restrictions described in provisions (a), (b) and (c) above will continue to apply even if you are no longer an employee or managing corporate officer of the Company or a French Entity (as defined in the French Sub-Plan).
(e)No Transfer of French-Qualified RSUs. French-Qualified RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner during a French Participant's lifetime and upon death only in accordance with Section 5 of the French Sub-Plan, and only to the extent required by applicable laws (including the provisions of Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended).
Germany
Exchange Control Information. Cross-border payments in excess of €12,500 (the “Threshold”) must be reported to the German Federal Bank (Bundesbank).  If you acquire shares of Common Stock or receive cash dividends with a value in excess of the Threshold, your Employer will report the acquisition of the shares of Common Stock to Bundesbank. If you otherwise make or receive a payment in excess of the Threshold (e.g., if you sell shares of Common Stock via a foreign broker, bank or service provider or receive cash dividends and receive proceeds in excess of the Threshold) and/or if the Company withholds shares of Common Stock to recover taxes with a value in excess of the Threshold, you must report the payment and/or the value of the shares withheld to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.

Greece
There are no country-specific provisions.
Hong Kong
Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Addendum A, or the Plan, or any other incidental communication materials, you should obtain independent professional advice. The RSUs and any shares of Common Stock issued at vesting do not constitute
Addendum A-12

a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries. The Agreement, including this Addendum A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary and may not be distributed to any other person.
Settlement of RSUs and Sale of Common Stock. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash. In addition, notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, no shares of Common Stock acquired under the Plan can be offered to the public or otherwise disposed of prior to six months from the Award Date. Any shares of Common Stock received at vesting are accepted as a personal investment.
Hungary
There are no country-specific provisions.
India
Exchange Control Information. You must repatriate all proceeds received from the sale of shares to India and all proceeds from the receipt of cash dividends within such time as prescribed under applicable India exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India. Further, you agree to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.
Ireland
Acknowledgement of Nature of Plan and RSUs.  This provision supplements Sections 6 and 7 of the Agreement:
In accepting this Agreement, you understand and agree that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.
Israel
Settlement of RSUs and Sale of Common Stock. Upon the vesting of the RSUs and the lapse of any applicable post-vesting restrictions (including any post-vesting holding period that may apply to the underlying shares of the Common Stock), you agree to the immediate sale of any shares of Common Stock once issued to you. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of
Addendum A-13

Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of the Common Stock to you, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Due to fluctuations in the Common Stock price and/or applicable exchange rates between the date that the Award is settled (or, if later, the date that any applicable post-vesting holding period lapses; the settlement date or lapse date, “sellable date”) and the date on which the underlying shares of Common Stock are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Common Stock on the sellable date. You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.
Securities Law Information. This offer of RSUs is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the Plan obtained from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be made available to employees by request to the Company. Alternatively, copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be available on the respective online portal for employees.
Italy
Plan Document Acknowledgment. By accepting the RSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum A in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum A.
In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 4 (Responsibility for Taxes); Section 7 (Acknowledgement of Nature of Plan and RSUs); Section 8 (No Advice Regarding Grant); Section 9 (Right to Continued Employment); Section 11 (Deemed Acceptance); Section 13 (Severability and Validity); Section 14 (Governing Law, Jurisdiction and Venue); Section 16 (Electronic Delivery and Acceptance); Section 17 (Insider Trading/Market Abuse Laws); Section 18 (Language); Section 19 (Compliance with Laws and Regulations); Section 20 (Entire Agreement and No Oral Modification or Waiver); Section 21 (Addendum A); Section 22 (Foreign Asset/Account Reporting Requirements and Exchange Controls); Section 23 (Imposition of Other Requirements); and Section 24 (Other Representations).
Japan
Exchange Control Information. If you acquired shares of Common Stock under the Plan valued at more than JPY 100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the shares.

Addendum A-14

Korea
Exchange Control Information. Korean residents holding or receiving cash in excess of US$5,000 (including proceeds from the sale of shares of Common Stock) outside Korea may be required to file an exchange control report with a Korean foreign exchange bank in advance of the deposit of such funds in an “overseas financial institution” (such as a non-Korean bank). Generally, a brokerage account with a non-Korean broker should not be considered an “overseas financial institution.” You should consult with a legal advisor prior to depositing sales proceeds in a foreign brokerage or other account to ensure compliance with any regulations applicable to any aspect of your participation in the Plan.
Mexico
Securities Law Information. Any Award offered under the Plan and the shares of Common Stock underlying the Award have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan and any other document relating to any Award may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and its subsidiaries and/or affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees or contractors of the Company or one of its subsidiaries and/or affiliates, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Labor Law Policy and Acknowledgment. By accepting this Award, you expressly recognize that the Company, with offices at Route 206 & Province Line Road, Princeton, New Jersey 08543, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your Employer (“BMS-Mexico”) is your sole employer, not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, BMS-Mexico, and do not form part of the employment conditions and/or benefits provided by BMS-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Addendum A-15

Política Laboral y Reconocimiento/Aceptación. Aceptando este Premio, el participante reconoce que la Compañía, with offices at Route 206 & Province Line Road, Princeton, New Jersey 08543, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que su Empleador (“BMS Mexico”) es su único patrón, no es la Compañía en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, BMS`-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por BMS-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del participante.
Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía. Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.
Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
Netherlands
There are no country-specific provisions.
Norway
There are no country-specific provisions.
Peru
Securities Law Information. The grant of RSUs is considered a private offering in Peru; therefore, it is not subject to registration.
Labor Law Acknowledgement. The following provision supplements Section 6 and 7 of the Agreement:
By accepting this Award pursuant to this Agreement, you acknowledge that the RSUs are being granted ex gratia to you with the purpose of rewarding you.
Addendum A-16

Poland
Exchange Control Information. If you hold shares of Common Stock acquired under the Plan and/or maintain a bank account abroad and the aggregate value of the shares of Common Stock and cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis with the National Bank of Poland.
If you transfer funds exceeding EUR 15,000 in a single transaction, you are required to do so through a bank account in Poland. You are required to retain all documents connected with foreign exchange transactions for a period of five (5) years, calculated from the end of the year when the foreign exchange transactions were made.
You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting/exchange control duties.
Portugal
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.
Puerto Rico
There are no country-specific provisions.
Romania
Language Consent. By accepting the grant of RSUs, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the notice, the Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea acordarii de RSU-uri, confirmati ca aveti un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, ati citit si confirmati ca ati inteles pe deplin termenii documentelor referitoare la acordare (anuntul, Acordul RSU si Planul), care au fost furnizate in limba engleza. Acceptati termenii acestor documente in consecinta.
Saudi Arabia
Securities Law Information. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.
Addendum A-17

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
Singapore
Sale Restriction. You agree that any shares of Common Stock acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Award Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Securities Law Information. The grant of RSUs is being made in reliance of section 273(1)(f) of the SFA for which it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the RSUs being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Requirement. If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements, you must notify the Singapore subsidiary in writing within two business days of any of the following events: (i) you receive or dispose of an interest (e.g., RSUs or shares of Common Stock) in the Company or any subsidiary of the Company, (ii) any change in a previously-disclosed interest (e.g., forfeiture of RSUs and the sale of shares of Common Stock), or (iii) becoming a director, associate director or a shadow director if you hold such an interest at that time. If you are the Chief Executive Officer of the Singapore subsidiary of the Company, these requirements may also apply to you.
Spain
Labor Law Acknowledgment. This provision supplements Sections 2(g), 6 and 7 of the Agreement:
By accepting the RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.
You understand and agree that, as a condition of the grant of the RSUs, except as provided for in Section 2 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSUs that have not vested on the date of your termination.
In particular, you understand and agree that, unless otherwise provided in the Agreement, the RSUs will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of,
Addendum A-18

including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or a subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company or any subsidiary on an ongoing basis, other than as expressly set forth in the Agreement, (ii) the RSUs and the shares of Common Stock underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever, and (iii) unless otherwise provided for in the Agreement, the RSUs will cease vesting upon your termination of employment. In addition, you understand that the RSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.
Securities Law Information. The RSUs and the Common Stock described in the Agreement and this Addendum A do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. In the event that you hold 10% or more of the share capital or voting rights of the Company or such other amount that would entitle you to join the Board of Directors of the Company, you must declare such holdings to the Spanish Dirección General de Comercio Internacional e Inversiones (the “DGCI”) within one month of the acquisition. Spanish residents are also required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed €1,000,000, no such declaration must be filed unless expressly required by the Bank of Spain.  If any of such thresholds were exceeded during the current year, you may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available.  You should consult with your personal legal advisor to ensure compliance with applicable exchange control reporting requirements.

Addendum A-19

Sweden
Responsibility for Taxes. This provision supplements Section 4 of the Agreement:
Without limiting the Company’s and the Employer's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of the Agreement, by accepting the RSUs, you authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
Switzerland
Securities Law Information. Because the offer of the Award is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Award (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
Taiwan
Securities Law Information. The grant of RSUs and any shares of Common Stock acquired pursuant to these RSUs are available only for employees of the Company and its subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. You may remit foreign currency (including proceeds from the sale of Common Stock) into or out of Taiwan up to US$10,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.
Thailand
Exchange Control Information. If the proceeds from the sale of shares of Common Stock or the receipt of dividends are equal to or greater than US$1,000,000 or more in a single transaction, you must repatriate the proceeds to Thailand immediately upon receipt, unless you can rely on any applicable exemption (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand). Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition you must report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form and inform the authorized agent of the details of the foreign currency transaction, including your identification information and the purpose of the transaction. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control
Addendum A-20

regulations change frequently and without notice, you should consult your personal advisor before selling shares of Common Stock to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Türkiye
Securities Law Information. Under Turkish law, you are not permitted to sell shares of Common Stock acquired under the Plan in Türkiye. The shares of Common Stock are currently traded on the New York Stock Exchange, which is located outside of Türkiye, under the ticker symbol “BMY” and the shares of Common Stock may be sold through this exchange.
Exchange Control Information. In certain circumstances, Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Türkiye and should be reported to the Turkish Capital Markets Board. Therefore, you may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan. You should consult your personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.
United Arab Emirates
Acknowledgment of Nature of Plan and RSUs. This provision supplements Section 7 of the Agreement:
You acknowledge that the RSUs and related benefits do not constitute a component of your “wages” for any legal purpose. Therefore, the RSUs and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.
Securities Law Information. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its subsidiary or affiliate in the United Arab Emirates (“UAE”). Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.
Neither the UAE Central Bank, the Emirates Securities and Commodities Authority, nor any other licensing authority or government agency in the UAE has responsibility for reviewing or verifying any Plan Documents nor taken steps to verify the information set out in them, and thus, are not responsible for such documents.
The securities to which this summary relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.
Addendum A-21

United Kingdom
Responsibility for Taxes. This provision supplements Section 4 of the Agreement:
Without limitation to Section 4 of the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are an executive officer or director of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), you understand that you may not be able to indemnify the Company or the Employer for the amount of Tax-Related Items not collected from or paid by you because the indemnification could be considered to be a loan. In this case, any income tax not collected or paid within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and employee national insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from you by any of the means set forth in Section 4 of the Agreement.
Section 431 Election. As a condition of participation in the Plan and the vesting of the RSUs, you agree to enter into, jointly with the Employer, the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that you will not revoke such election at any time. This election will be to treat the shares of Common Stock as if they were not restricted securities (for U.K. tax purposes only). You must enter into the form of election, attached to this Addendum A, concurrent with accepting the Agreement, or at such subsequent time as may be designated by the Company.
Addendum A-22

Section 431 Election for U.K. Participants
Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 One Part Election
1.    Between
the Employee
    [insert name of employee]
whose National Insurance Number is
    [insert employee Nat. Ins. Number]
and the Company (who is the Employee’s employer):
    [insert employer name]
of Company Registration Number
    [insert Company Registration Number]
2.    Purpose of Election
This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.
The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).
Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.
3.    Application
This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:
Number of securities:    All securities to be acquired by Employee pursuant to the RSUs granted on              under the terms of the Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan.
Description of securities:     Shares of common stock
Name of issuer of securities:     Bristol-Myers Squibb Company
Addendum A-23

to be acquired by the Employee after              under the terms of the Bristol-Myers Squibb Company 2021 Stock Award and Incentive Plan.
4.    Extent of Application
This election disapplies to
S.431(1) ITEPA: All restrictions attaching to the securities
5.    Declaration
This election will become irrevocable upon the later of its signing or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.
The Employee acknowledges that, by clicking on the “ACCEPT” box, the Employee agrees to be bound by the terms of this election.
OR:
The Employee acknowledges that, by signing this election, the Employee agrees to be bound by the terms of this election.
……………………………………….…………        …./…./……….
Signature (Employee)                        Date
The Company acknowledges that, by signing this election or arranging for the scanned signature of an authorised representative to appear on this election, the Company agrees to be bound by the terms of this election.
……………………………………….…………        …./…./………
Signature (for and on behalf of the Company)        Date
………………………….………………………
Position in company
Note:    Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.
Addendum A-24

Addendum B
Limited Application of Restrictive
Covenants in Certain States, Territories and Related Notices
(a)    Alabama. If I am hired to primarily perform services for the Company in Alabama or am an Alabama resident, Section 3(c)(iii) of the Agreement will only apply to restrict me from employing, soliciting for employment, soliciting, inducing, encouraging, or participating in soliciting, inducing, or encouraging BMS employees who are uniquely essential to the management, organization, or service of the Company.
(b)    California. If I am hired to primarily perform services for the Company in California or am a California resident, Section 3(c)(iii) and (iv) of the Agreement do not apply to me after my last day of employment with the Company. Nothing in this Agreement shall be enforceable to the extent doing so would violate California Business & Professions Code § 16600.
(c)    Colorado. If I am hired to primarily perform services for the Company in Colorado, and as of or immediately after the Effective Date I am not employed by the Company as an executive, manager, or on the professional staff of an executive or manager, then Section 3(c)(iv)of the Agreement applies only to the extent necessary to protect the Company’s or the Company’s Affiliates’ trade secrets, and only if my annualized cash compensation prior to the termination of my employment with the Company was equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined under Colorado Revised Statute § 8-2-113.
(d)    Georgia. If I am hired to primarily perform services for the Company in Georgia or am a Georgia resident, Section 3(c)(iii) of the Agreement will only apply to restrict me from employing, soliciting for employment, soliciting, inducing, encouraging, or participating in soliciting, inducing, or encouraging BMS employees with whom I worked, managed, or was responsible for covering, or about whom I received Confidential Information during the last 18 months of the my employment with the Company.
(e)    Illinois. If I am hired to primarily perform services for the Company in Illinois or am an Illinois resident, Section 3(c)(iii) and (iv) of the Agreement apply only if the amount of my actual or expected annualized rate of earnings prior to the termination of my employment with the Company exceeded the threshold defined under Chapter 820, section 90/10(b) of the Illinois Compiled Statute.
(f)    Nevada. If I am hired to primarily perform services for the Company in Nevada, and I am terminated as the result of a reduction in force, reorganization or similar restructuring, Section 3(c)(iv)of the Agreement only applies to me after the termination of my employment to the extent I use Proprietary Information or during the period in which the Company is paying my salary, benefits or equivalent compensation, including, but not limited to, as part of any severance pay. Further, Section 3(c)(iv) of the Agreement does not apply to a customer, vendor or supplier that I did not solicit and that voluntarily chooses to seek services from me.
(g)    North Dakota. If I am hired to primarily perform services for the Company in North Dakota, Section 3(c)(ii), (iii) and (iv) of the Agreement does not apply to me after my last day of employment with the Company. Nothing in this Agreement shall be enforceable to the extent doing so would violate North Dakota Century Code § 9-08-06.
Addendum B-1

(h)    Oklahoma. If I am hired to primarily perform services for the Company in Oklahoma, Section 3(c)(iii) and (iv) of the Agreement do not apply to me after my last day of employment with the Company. Nothing in this Agreement shall be enforceable to the extent doing so would violate 15 Oklahoma Stat. Ann. § 217 et seq.
(i)    South Dakota. If I am hired to primarily perform services for the Company in South Dakota, Section 3(c)(iv) of the Agreement will have a geographic restriction of each county in any state in the United States where I worked for the Company.
(j)    Virginia. If I am hired to primarily perform services for the Company in Virginia, the restriction on solicitation of vendors and suppliers set forth in Section 3(c)(iv) of the Agreement is limited to any Person and any employee, agent or representative that controlled, directed or influenced the purchasing decisions of any such Person that is a vendor or supplier of the Company or of the Company’s Affiliate as of the date of my termination from employment with the Company: (i) to which I directly sold, negotiated the sales, or promoted services on behalf of the Company or the Company’s Affiliates; (ii) to which I directly marketed or provided support on behalf of the Company or the Company’s Affiliates; or (iii) about which I obtained Proprietary Information. Further, Section 3(c)(iv) of the Agreement does not apply to a customer that I did not solicit or initiate contact with and that voluntarily chooses to seek services from me.
(k)     Washington. If I am hired to primarily perform services for the Company in the State of Washington, Section 3(c)(ii) of the Agreement shall not be construed to restrict, restrain, or prohibit me, if am I earning from the Company less than twice the applicable state minimum hourly wage, from having an additional job or supplementing my income during my employment, unless my work for the Company raises issues of safety for me, my coworkers, or the public, or my work outside of the Company interferes with the reasonable and normal scheduling expectations of the Company. Nothing in this subsection alters my obligations to the Company under existing law, including the common law duty of loyalty and laws preventing conflicts of interest and any corresponding policies addressing such obligations.
(l)    Wisconsin. If I am hired to primarily perform services for the Company in Wisconsin, (i) Section 3(a) of the Agreement shall apply only within the geographic area in which the unauthorized disclosure or use of such information would be competitively valuable to the Company’s competitors or to competitors of the Company’s Affiliates; and (ii) the prohibition in Section 3(a) of the Agreement on the disclosure and use of information of third parties: (x) shall apply for only the time period and in the geographic area specified in the Company’s (or the Company’s Affiliates’) agreement with the third party, (y) in the event the agreement with the third party does not contain a geographic limit and the information obtained from the third party is not a trade secret, the prohibition shall apply only in the geographical areas in which the use of or disclosure of such information would be competitively damaging to the third party, the Company, and/or the Company’s Affiliates; and in the event the agreement with the third party does not contain a time limitation, and the information obtained from the third party is not a trade secret, the prohibition shall apply only when the disclosure would be competitively damaging, and up to a maximum of eighteen (18) months after the termination of my employment with the Company.

(m)     Washington DC. NOTICE: If you are an employee operating in the District of Columbia, the Company may not request or require you to agree to a non-compete policy or agreement, in accordance with the Ban on Non-Compete Agreements Amendment Act of 2020, and nothing in the Agreement is intended to impose an agreement contrary to the Act.

Addendum B-2